Exhibit 10.6

FORM OF EMBECTA DEFERRED COMPENSATION PLAN

Effective [            ], 2022

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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EMBECTA DEFERRED COMPENSATION PLAN

Effective as of [____], 2022

FOREWORD

On [____], 2022 Becton Dickinson Corporation (“BD”) entered into a transaction whereby the public shareholders of BD would be issued stock dividends consisting of the common stock of Embecta Corp. (“Embecta”) as of [____], 2022 separation date, as described in the Form 10 filed by Embecta with the SEC on [____], 2022 (the transaction, the “Separation”). BD and Embecta entered into a Separation and Distribution Agreement, a form of which is attached as Exhibit 2.1 to the Form 10 filed by Embecta on [____], 2022 (the “Separation Agreement”) to effect the Separation.

As a result of the Separation, BD and Embecta are no longer members of the same controlled group of corporations.

BD adopted the BD Deferred Compensation and Retirement Benefit Restoration Plan (the “BD Plan”), effective August 1, 1994 and thereafter amended from time to time, to allow a select group of key management or other highly compensated employees of the BD and its affiliates and subsidiaries to defer a portion of the salaries, bonuses and other remuneration (including certain equity-based compensation) otherwise payable to them.

On [____], 2022 (the “Effective Date”), Embecta adopted this Embecta Deferred Compensation Plan (the “Plan”) for the benefit of certain employees to (i) accept the liabilities of Participants and Beneficiaries of the BD Plan spun-off to Embecta as set forth on Exhibit A and (ii) to provide benefits to Participants as set forth herein. The purpose of the Plan is to permit those employees of the Company who are part of a select group of management or highly compensated employees to defer, pursuant to the provisions of the Plan, a portion of the salaries, bonuses and other remuneration otherwise payable to them. The Plan is intended to be an unfunded plan of deferred compensation primarily for the benefit of a select group of management and highly compensated employees.

In accordance with the Separation Agreement and immediately after the Separation, BD spun-off a portion of the BD Plan to Embecta designated by BD which represents the assets and liabilities of Participants and Beneficiaries related to the BD Plan under the Plan as set forth on Exhibit A (the “Transferred Amounts”) which, for the avoidance of doubt, shall not include any assets and liabilities relating to the Restoration Plan Benefit (as defined in the BD Plan).

All Transferred Amounts will be subject to the terms of the Plan. Specifically, the Plan shall apply as follows:

•

Pre-Separation Deferrals. Transferred Amounts related to deferrals made prior to the Separation, and earnings thereon, shall continue to be administered in accordance with the terms of the BD Plan, as amended and restated effective January 1, 2022 (attached as Exhibit B) and with any elections made thereunder; provided that the BD Plan shall be subject to Amendment 2022-1 attached hereto as Exhibit C.

•	Post-Separation Deferrals. The provisions of this Plan shall apply to deferrals made on or following the Separation, and earnings thereon.

ARTICLE I

Definitions

Section 1.1	“401(k) Plan” means the Embecta 401(k) Plan.

Section 1.2	“401(k) Plan Non-Elective Contributions”means Company Non-Elective Contributions (as defined in the 401(k) Plan), which shall include Temporary Supplemental Non-Elective Contributions (as defined in the 401(k) Plan), as applicable.

Section 1.3	“Account” or “Accounts” means the bookkeeping account or accounts established under the Plan, if any, on behalf of a Participant and includes earnings credited thereon or losses charged thereto.

Section 1.4	“Agreement”means an agreement entered into between an Eligible Employee and the Company, as agreed to by the Compensation and Benefits Committee of the Board of Directors of the Company (or any committee successor thereto), to participate in the provisions of this Plan related to Restoration Plan benefits and delineating certain terms and conditions with respect to such participation including (but not limited to) the benefits (if any) that are to be provided to the Eligible Employee in lieu of or in addition to the benefits described under the terms of this Plan.

Section 1.5	“Annual Open Enrollment Period” means the annual period designated by the Committee, which ends not later than the December 31 of a Plan Year, during which a Participant may make or change deferral and/or distribution elections under this Plan.

Section 1.6	“Base Salary” means the base salary or wages otherwise taken into account under the 401(k) Plan, determined in accordance with the provisions of such plan, but without regard to the limitation on compensation otherwise required under Code Section 401(a)(17), and without regard to any deferrals of the foregoing of compensation under this or any other plan of deferred compensation maintained by the Company.

Section 1.7	“Beneficiary” or “Beneficiaries”means the beneficiary or beneficiaries who, pursuant to the provisions of this Plan, is or are to receive the amount, if any, payable under this Plan upon the death of a Participant.

Section 1.8	“Board of Directors” means the Board of Directors of the Company.

Section 1.9	“Bonus” means the annual bonus payable under the Company’s Performance Incentive Plan, or any successor thereto.

Section 1.10	“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

Section 1.11	“Committee” means the Plan Administrative Committee, which is responsible for administering the Plan. The Committee shall consist of three or more employees of the Company as determined by, and appointed by, the Board of Directors. The Committee may delegate pursuant to a written authorization (including, by way of illustration, through a contract, memorandum, or other written delegation document) any or all of its responsibilities involving ongoing day-to-day administration or ministerial acts, as set forth in this Plan to one or more individuals or service-providers. In any case where this Plan refers to the Committee, such reference is deemed to be a reference to any delegate of the Committee appointed for such purpose.

Section 1.12	“Company” means Embecta and any successor to such corporation by merger, purchase or otherwise.

Section 1.13	“Company Discretionary Credits” means the amounts credited to a Participant’s Company Discretionary Credit Account, if any, pursuant to Section 3.4.

Section 1.14	“Company Discretionary Credit Account” means the bookkeeping account established under Section 3.4, if any, on behalf of a Participant and includes any earnings credited thereon or losses charged thereto pursuant to Article V.

Section 1.15	“Company Matching Credits” means the amounts credited to a Participant’s Company Matching Credit Account, if any, pursuant to Section 3.3.

Section 1.16	“Company Matching Credit Account” means the bookkeeping account established under Section 3.3, if any, on behalf of a Participant and includes any earnings credited thereon or losses charged thereto pursuant to Article V.

Section 1.17	“Company Non-Elective Credits” means the amounts credited to a Participant’s Company Non-Elective Credit Account, if any, pursuant to Section 3.5.

Section 1.18	“Company Non-Elective Credit Account” means the bookkeeping account established under Section 3.5, if any, on behalf of a Participant and includes any earnings credited thereon or losses charged thereto pursuant to Article IV.

Section 1.19	“Deferral Election” means the Participant’s election to participate in this Plan and defer amounts eligible for deferral in accordance with the Plan terms. Except as the context otherwise requires, references herein to Deferral Elections include any subsequent modifications of a prior Deferral Election.

Section 1.20	“Deferred Bonus” means the amount of a Participant’s Bonus that such Participant has elected to defer until a later year pursuant to an election under Section 3.2.

Section 1.21	“Deferred Bonus Account” means the bookkeeping account established under Section 3.2 on behalf of a Participant, and includes any earnings credited thereon or losses charged thereto pursuant to Article IV.

Section 1.22	“Deferred Bonus Election” means the election by a Participant under Section 3.2 to defer a portion of the Participant’s Bonus until a later year.

Section 1.23	“Deferred Salary” means the amount of a Participant’s Base Salary that such Participant has elected to defer until a later year pursuant to an election under Section 3.1.

Section 1.24	“Deferred Salary Account” means the bookkeeping account established under Section 3.1 on behalf of a Participant, and includes any earnings credited thereon or losses charged thereto pursuant to Article V.

Section 1.25	“Deferred Salary Election” means the election by a Participant under Section 3.1 to defer until a later year a portion of his or her Base Salary.

Section 1.26	“Disability” or “Disabled” means a Participant’s disability as determined in accordance with a disability insurance program maintained by the Company.

Section 1.27	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

Section 1.28	“Fiscal Year” means the fiscal year of the Company, which currently is the twelve-month period commencing on the first day of October and ending on the last day of September of the following calendar year.

Section 1.29	“Group” means the Company and any other company which is related to the Company as a member of a controlled group of corporations in accordance with Section 414(b) of the Code, as a trade or business under common control in accordance with Section 414(c) of the Code or any other entity to the extent it is required to be treated as part of the Group in accordance with Section 414(o) of the Code and any regulations thereunder, or any organization which is part of an affiliated service group in accordance with Section 414(m) of the Code. For the purposes under the Plan of determining whether or not a person is a Participant and the period of employment of such person, each such company shall be included in the “Group” only for such period or periods during which such other company is a member of the controlled group or under common control.

Section 1.30	“Investment Election” means the Participant’s election to have deferred amounts credited with hypothetical earnings credits (or losses) that track the investment performance of the Investment Options in accordance with Article IV.

Section 1.31	“Investment Options” means those hypothetical targeted investment options designated by the Committee as measurements of the rate of return to be credited to (or charged against) amounts deferred to Participants’ Accounts.

Section 1.32	“Participant” means a common law employee of the Company who meets the eligibility and participation requirements set forth in Article II.

Section 1.33	“Plan” means the Embecta Deferred Compensation Plan as from time to time in effect.

Section 1.34	“Plan Year” means the calendar year.

Section 1.35	“Separation from Service” means a termination of employment or other separation from service from the Company as described in Code Section 409A and the regulations thereunder.

Section 1.36	“Specified Employee” means a person identified in accordance with procedures adopted by the Committee that reflect the requirements of Code Section 409A(a)(2)(B)(i) and applicable guidance thereunder.

Section 1.37	“Spouse” means the individual to whom the Participant is legally married on the date of death or other benefit commencement.

Section 1.38	“Total Eligible Compensation” means the base salary or wages and bonus otherwise taken into account under the 401(k) Plan, determined in accordance with the provisions of such plan, but without regard to the limitation on compensation otherwise required under Code Section 401(a)(17), and without regard to any deferrals of the foregoing of compensation under this or any other plan of deferred compensation maintained by the Company; provided, however, that Total Eligible Compensation for a Plan Year shall not exceed three (3) times the dollar limit otherwise in effect for such Plan Year under Code Section 401(a)(17).

ARTICLE II

Eligibility and Participation

Section 2.1 Eligibility.

(a)	Only “Eligible Employees” who meet the conditions of this Article II shall be eligible to become a Participant in this Plan.

(b)	An “Eligible Employee” is an individual who meets the following requirements:

(i)

the individual is a common law employee of a unit of the Company (or of one of its subsidiaries) to which the Plan has been adopted pursuant to a decision by, or with the approval of, the Board of Directors;

(ii)	the individual is not a nonresident alien of the United States receiving no United States source income within the meaning of Sections 861(a)(3) or 911(d)(2) of the Code; and

(iii)

(A) the employee has annualized Base Salary of $235,000 or more (indexed annually by the same amount as the compensation limit under Code Section 401(a)(17) beginning on November 1, 2022) as of November 1 of the calendar year prior to the calendar year in which the Deferral Election takes effect; provided, however, that a new hire employee’s annual Base Salary for purposes of this Section 2.1(c)(iii) is determined as of his or her date of hire. For purposes of clarity, if the Deferral Election takes effect as of January 1, 2022, the employee must have an annual Base Salary of $235,000 as of November 1, 2021 or (B) the employee is allocated a Non-Elective Credit under the Plan respect to a calendar year pursuant to Section 3.5.

(c)	The Committee shall have the ability to adjust, prospectively for any Plan Year, the dollar limitation in Section 2.1(b)(iii). The Committee may also:

(i)	designate as ineligible particular individuals, groups of individuals or employees of business units who otherwise would be eligible under Section 2.1(b); or

(ii)	designate as eligible particular individuals, groups of individuals or employees of business units who otherwise would be ineligible under Section 2.1(b);

provided, however, that any such designations shall be made in a manner consistent with the requirements of Code Section 409A and the regulations and other guidance thereunder to avoid adverse tax consequences to affected Participants.

(d)

An employee who, at any time, ceases to meet the foregoing eligibility requirements, as determined in the sole discretion of the Committee, shall thereafter cease to be a Participant eligible to continue making deferrals under the Plan, effective as of the first day of the Plan Year coincident with or next following the date of such cessation of eligibility in a manner consistent with the requirements of Code Section 409A and the regulations and other guidance issued thereunder to avoid adverse tax consequences to affected Participants, and any deferral elections then in effect shall cease to be effective as of the first day of such Plan Year. In such case, the individual may remain a Participant in the Plan with respect to amounts already deferred prior to the date such individual ceased to be an active Participant.

Section 2.2 Participation.

(a)

General Rule. An Eligible Employee shall become an active Participant in the Plan at the earliest time that the Eligible Employee: (i) makes a timely Deferral Election pursuant to Subsections (b) and (c) herein; or (ii) meets the requirements under Subsection (d) with respect to eligibility for a Company Non-Elective Credit.

(b)

Deferral Election. Subject to Section Section 2.2(d), as soon as practicable after the Committee determines that an individual is an Eligible Employee, the Committee shall provide the Eligible Employee with the appropriate election forms with which to make a Deferral Election. The Eligible Employee shall make the Deferral Election in the manner set forth in Subsection (c) herein and within the time periods set forth in Article III. In the case of an employee who first becomes an Eligible Employee under this Plan (and is not eligible for any other plan with which this Plan is aggregated for purposes of Code Section 409A) during a Plan Year, such Deferral Election may be made within the first thirty (30) days of eligibility with respect to any Base Salary to be earned thereafter for the remainder of the Plan Year. If the Participant does not return the completed forms to the Committee at such time as required by the Committee, the Participant will not be allowed to participate in the Plan until the next Annual Open Enrollment Period. All Deferral Elections hereunder (including any modifications of prior Deferral Elections otherwise permitted under the Plan) may be made in accordance with written, electronic or telephonic procedures prescribed by the Committee.

Notwithstanding the foregoing, the earliest an individual hired in November or December of a Plan Year shall first become an Eligible Employee under this Plan is as of January 1 of the Plan Year immediately following his or her date of hire.

(c)	Contents of Deferral Election. A Participant’s Deferral Election must be made in the manner designated by the Committee and must be accompanied by:

(i)	any election to defer Base Salary and/or Bonus;

(ii)	any election to defer payment of any Company Discretionary Credits and a separate deferral period election with respect to each such separate category of deferral;

(iii)	an Investment Election in accordance with the provisions of Article IV;

(iv)	a designation of a Beneficiary or Beneficiaries to receive any deferred amounts owed upon the Participant’s death;

(v)

a designation as to the form of distribution for each separate year’s deferral and each separate category of deferral (Company Matching Credit deferrals will be subject to the Participant’s distribution option elections with respect to Base Salary; provided, however, that if the Participant does not make a Base Salary election but does make a Bonus deferral election, then the Participant’s Company Matching Credit deferrals will be subject to the Participant’s distribution option elections with respect to Bonus); provided, however, that if no specific election is made with respect to any deferred amount, the Participant will be deemed to have elected to receive such amounts in the form of a lump sum distribution in cash; and

(vi)	such additional information as the Committee deems necessary or appropriate.

(d)

Unless the Committee determines otherwise or unless otherwise provided in an Agreement, if any, an Eligible Employee shall automatically become a Participant in this Plan upon an allocation of Company Non-Elective Credits under Section 3.5 to his or her Company Non-Elective Credit Account, but such Participant shall not be permitted to make a Deferral Election unless such Participant otherwise meets the eligibility requirements set forth in Section 2.1(b)(iii)(A).

(e)

The participation of any Participant may be suspended or terminated by the Committee at any time, but no such suspension or termination shall operate to reduce any benefits accrued by the Participant under the Plan prior to the date of suspension or termination and, further, any such suspension or termination may only be done in a manner consistent with the requirements of Code Section 409A and the regulations and other guidance issued thereunder to avoid adverse tax consequences to affected Participants.

ARTICLE III

Deferral Elections and Deferral Periods

Section 3.1 Deferred Salary Election.

(a)

Each Participant who has elected to defer the maximum pre-tax elective deferral that is permitted for a calendar year under the 401(k) Plan and under Code Section 402(g) may make a Deferred Salary Election with respect to Base Salary otherwise to be paid in such calendar year. A Participant may elect to defer from 1% to 75% of the Participant’s Base Salary (in increments of 1%). Notwithstanding the foregoing, any Deferred Salary Election must be made in a manner that will ensure that the Participant is paid a sufficient amount of Base Salary that will allow adequate amounts available for (i) any pre-tax elective deferrals under the 401(k) Plan, and (ii) any amounts to be deferred by the Participant in order to participate in any other benefit programs maintained by the Company.

(b)

Except with respect to Deferred Salary Elections made by Participants who first become eligible to participate during a Plan Year (which elections must be made as specified in Section 2.2(b)), a Deferred Salary Election with respect to Base Salary for a particular calendar year must be made during the time period specified by the Committee, but in no event later than the December 31 preceding the commencement of that calendar year or at such earlier time as determined by the Committee. Once a Deferred Salary Election is made, it shall be irrevocable after the final deadline established by the Committee for making the election. Such Deferred Salary shall be credited to the Participant’s Deferred Salary Account as of the first business day after the last day of each payroll period.

Section 3.2 Deferred Bonus Election.

(a)

Each Participant who agrees to defer the maximum pre-tax elective deferral that is permitted for a calendar year under the 401(k) Plan and under Code Section 402(g) may elect to make a Deferred Bonus Election with respect to a Bonus otherwise to be paid in the calendar year immediately following (or, in the discretion of the Committee, in a later year following) the year of the Participant’s Deferred Bonus Election. A Participant may elect to defer from 1% to 100% of the Participant’s Bonus (in increments of 1%); provided, however, that the Participant’s Deferred Bonus Election must result in a deferral of at least $5,000. In the event that Participant’s Deferred Bonus Election does not result in a deferral of at least $5,000 but the Participant’s Bonus is at least $5,000, such Participant’s Deferred Bonus Election shall be automatically increased to the percentage that results in a deferral of $5,000. In the event that the Participant’s Bonus is less than $5,000, such Participant’s Deferred Bonus Election shall be void.

(b)

A Deferred Bonus Election with respect to any Bonus to be earned during a Fiscal Year must be made no later than the date that is six months before the end of the performance period (which performance period shall not be less than twelve months) or such other earlier date designated by the Committee. Once made, a Deferred Bonus Election cannot be changed or revoked after the final deadline established by the Committee for making the election, except as provided herein. Such Deferred Bonus shall be credited to the Participant’s Deferred Bonus Account as of the first business day in January of the year that the Bonus otherwise would have been paid to the Participant in the absence of any deferral hereunder.

Section 3.3 Company Matching Credits.

(a)

If a Participant has made a Deferred Salary Election in accordance with Section 3.1 or a Deferred Bonus Election in accordance with Section 3.2, then the Participant shall be eligible to have Company Matching Credits credited to the Participant’s Company Matching Credit Account in accordance with Section 3.4(b). The maximum potential Company Matching Credits for a Participant under this Plan for a Plan Year shall equal the difference between 4.5% of Total Eligible Compensation minus the maximum Company matching contribution available to the Participant under the 401(k) Plan. That potential maximum amount shall be credited to a Participant’s Company Matching Credit Account only if the Participant has deferred at least 6% of Total Eligible Compensation, taking into account deferrals under this Plan and pre-tax elective deferrals under the 401(k) Plan (other than catch-up contributions). If a Participant has deferred less than 6% of Total Eligible Compensation, taking into account deferrals under this Plan and pre-tax elective deferrals under the 401(k) Plan (other than catch-up contributions), then the actual Company Matching Credits to be credited to a Participant’s Company Matching Credit Account shall equal 75% of the total of the Participant’s Deferred Salary and Deferred Bonus under this Plan plus the Participant’s pre-tax elective deferrals under the 401(k) Plan (other than catch-up contributions), less the matching contribution to which the Participant is entitled under the 401(k) Plan.

(b)

Company Matching Credits under Section 3.3(a) shall be credited to the Participant’s Company Matching Credit Account as soon as practicable as determined by the Committee after such deferral is credited to the Participant’s Deferred Salary Account and/or Deferred Bonus Account, but in no event less frequently than on an annual basis, and shall be subject to the overall Plan Year limit on such amounts described in Section 3.3(a) and the vesting schedule described in Article IV.

Section 3.4 Company Discretionary Credits.

(a)

The Company may, in its sole discretion, provide for additional credits to all or some Participants’ Accounts at any time. Such amounts shall be credited to the Participant’s Company Discretionary Credit Account and shall be subject to the vesting schedule established by the Company at the time such amounts are credited.

Section 3.5 Company Non-Elective Credits.

(a)

Each Eligible Employee shall receive a Company Non-Elective Credit credited to the Participant’s Company Non-Elective Credit Account for each Plan Year if the Eligible Employee is employed by a Participating Employer on the Company’s last business day of such Plan Year, unless not employed on such date due to death, Disability, or retirement from active employment (within the meaning of Section 5.1(a)(i) and (ii)).

(b)	The Company Non-Elective Credit shall equal:

(i)

The total amount of the Participant’s 401(k) Plan Non-Elective Contributions for the applicable Plan Year (including any Temporary Supplemental Non-Elective Contributions, if applicable) that would have been credited to such Participant if such Non-Elective Contributions had not been reduced due to the limitations set forth in the Code; minus

(ii)	The amount of the Participant’s 401(k) Plan Non-Elective Contributions for such Plan Year.

(c)

Company Non-Elective Credits under Section 3.5(a) shall be credited to the Participant’s Company Non-Elective Credit Account as soon as practicable after the end of the Plan Year to which the Company Non-Elective Credit relates, and shall be subject to the vesting schedule described in Article IV.

Section 3.6 Deferral Period.

(a)

In accordance with Section 2.2(b), and subject to the limitation of Section 3.6(b), each Participant must elect the deferral period for each separate category of deferral. Subject to the additional deferral provisions of Section 3.7 and the acceleration provisions of Article V, a Participant’s deferral period with respect to amounts deferred other than those described in Section 3.6(b) may be for a specified number of years or until a specified date, subject to any limitations that the Committee in its discretion may choose to apply (which limitations shall comply with the requirements for tax deferral under Code Section 409A), provided that, in all events, a deferral period must be for at least two (2) years from the first day of the Plan Year in which the deferred amounts would otherwise be payable (or, in the case of amounts described in Section 3.3, credited to the Participant’s Account). However, notwithstanding the deferral period otherwise specified, payments shall be paid or begin to be paid under the Plan in accordance with the mandatory distribution provisions in Article V and any election which would otherwise result in a deferral beyond any applicable mandatory distribution age is invalid.

(b)

Notwithstanding the provisions of Section 3.6(a) and Section 2.2(b), and subject to Section 5.1(e), all Company Matching Credits credited to a Participant’s Company Matching Credit Account pursuant to Section 3.3 shall be deferred until the Participant’s Separation from Service and may not be deferred to a specified date prior to such Participant’s Separation from Service. The foregoing notwithstanding, in any case where the Participant is a Specified Employee, payment of the amounts under this Section 3.6(b) on account of the Participant’s Separation from Service shall be deferred until as soon as practicable after the earlier of (i) the first day of the seventh month following the Participant’s Separation from Service (without regard to whether the Participant is reemployed on that date), or (ii) the date of the Participant’s death, subject to any permitted further deferral election on account of a change in form of payment.

Section 3.7 Modification of Deferral Period.

(a)

With respect to any deferred amounts credited to a Participant’s Accounts an additional deferral election may be made, provided that such election shall not be effective unless the following requirements are met:

(i)

the election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period;

(ii)

except for payments made on account of a Participant’s death or financial hardship under Section 5.1(e), the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made;

(iii)

any election related to payments that would otherwise have commenced as of a specified time, as opposed to the Participant’s Separation from Service, may not be made less than twelve months prior to the date on which such payments would otherwise have commenced; and

(iv)	any such additional deferral election shall not be effective if it would otherwise result in deferring amounts later than the mandatory distribution age provisions of Article V.

ARTICLE IV

Participants’ Accounts

Section	4.1 Crediting of Employee Deferrals and Company Matching, Discretionary and Non-Elective Credits.

(a)

Deferrals to this Plan that are made under Article III shall be credited to the Participant’s Accounts in accordance with such rules established by the Committee from time to time. Each Participant’s Accounts shall be administered in a way to permit separate Deferral Elections, deferral periods, and Investment Elections with respect to various Plan Year deferrals and compensation types as the Committee determines, in its sole discretion, are necessary or appropriate.

Section	4.2 Investment Election.

(a)

Participants’ Investment Elections with respect to deferred amounts hereunder shall be made pursuant to the written, telephonic or electronic methods prescribed by the Committee and subject to such rules on Investment Elections and Investment Options as established by the Committee from time to time. Upon receipt by the Committee, and in accordance with rules established by the Committee, an Investment Election shall be effective as soon as practicable after receipt and processing of the election by the Committee. Investment Elections will continue in effect until changed by the Participant. An eligible Participant may change a prior Investment Election (or default Investment Election) with respect to deferred amounts on a daily basis, by notifying the Committee, at such time and in such manner as approved by the Committee. Any such changed Investment Election may result in amending Investment Elections for prior deferrals or for future deferrals or both.

(b)

For purposes of Company Non-Elective Credits, the most recent Investment Elections in effect for a Participant’s Company Matching Credits (if any) that relate to the same Plan Year as the Company Non-Elective Credits as of the date the Company Non-Elective Credits are made will be used for such Company Non-Elective Credits and, in the absence of any Investment Elections, the Plan’s default Investment Elections will be used for the Company Non-Elective Credits.

Section	4.3 Hypothetical Earnings.

(a)

Subject to Section 4.2, except as otherwise provided herein, additional hypothetical bookkeeping amounts shall be credited to (or deducted from) a Participant’s Accounts to reflect the earnings (or losses) that would have been experienced had the deferred amounts been invested in the Investment Options selected by the Participant as targeted rates of return, net of all fees and expenses otherwise associated with the Investment Options. The

Committee may add or delete Investment Options, on a prospective basis, by notifying all Participants whose Accounts are hypothetically invested in such Investment Options, in advance, and soliciting elections to transfer deferred amounts so that they track investments in other Investment Options then available.

Section 4.4 Vesting.

(a)

At all times a Participant shall be fully vested in his Deferred Salary and Deferred Bonus Accounts hereunder (including any earnings or losses thereon). A Participant shall become vested in any Company Matching Credits and Company Non-Elective Credits in the same manner and to the same extent as the Participant is vested in matching contributions otherwise credited to the Participant under the 401(k) Plan. A Participant shall become vested in any Company Discretionary Credits pursuant to the vesting schedule established by the Company at the time such Credits, if any, are made. Except as otherwise provided in Section 5.1(b) (death) or Section 5.1(c) (disability), if a Participant incurs a Separation from Service at any time prior to becoming fully vested in amounts credited to the Participant’s Accounts hereunder, the nonvested amounts credited to the Participant’s Accounts shall be immediately forfeited and the Participant shall have no right or interest in such nonvested deferred amounts.

Section 4.5 Account Statements.

(a)

Within 60 days following the end of each Plan Year (or at such more frequent times determined by the Committee), the Committee shall furnish each Participant with a statement of Account which shall set forth the balances of the individual’s Accounts as of the end of such Plan Year (or as of such time determined by the Committee), inclusive of tracked earnings (or losses). In addition, the Committee shall maintain records reflecting each year’s deferrals separately by type of compensation.

ARTICLE V

Distributions and Withdrawals

Section 5.1 Timing of Distributions.

(a)

Timing of Distribution – Distributions of Vested Accounts Other than Death, Disability, or Scheduled Distributions. Except as otherwise provided herein, in the case of a Participant who incurs a Separation from Service before retirement from active employment (as defined below), a Participant’s vested Accounts shall be paid or commence to be paid, in the form of distribution elected in a particular Deferral Election (subject to Section 5.2), as soon as practicable (as determined by the Committee) after the Participant’s Separation from Service. Notwithstanding the foregoing, in the case of a Participant who incurs a Separation from Service with vested Company Non-Elective Credits, such vested Company Non-Elective Credits shall be paid in the form of a single lump sum distribution as soon as practicable after such Separation from Service for any reason (subject to the delay requirements described below that are applicable to Specified Employees). In the case of a Participant who retires from active employment hereunder (as defined below), and subject to Section 5.1(e), a Participant’s vested Accounts shall be paid or commence to be paid, in the form of distribution elected in a particular Deferral Election (subject to Section 5.2), as soon as practicable (as determined by the Committee) following the later of: (I) the date the Participant retires from active employment, or (II) the date otherwise specified in the Participant’s Deferral Election. For purposes of this Section 5.1(a), a Participant “retires from active employment” if:

(i)	the Participant Separates from Service with the Company or an affiliate after having attained age 65; or

(ii)	the Participant Separates from Service after having attained age 55 with ten years of service (as would be determined under the 401(k) Plan) or an affiliate.

The foregoing notwithstanding, in any case where the Participant is a Specified Employee, payment of amounts in the Participant’s vested Accounts under this Section 5.1(a) on account of the Specified Employee’s Separation from Service shall be deferred until the earlier of (x) first day of the seventh month following the Participant’s Separation from Service (without regard to whether the Participant is reemployed on that date), or (y) the date of the Participant’s death, subject to any additional deferral of such payments as provided for in the Plan.

(b)	Timing of Distributions – Participant’s Death.

(i)

If a Participant dies before the full distribution of the Participant’s Accounts under this Article V, any deferred amounts that are not vested and have not previously been forfeited shall become 100% vested. Unless the Participant had commenced receiving installment payments, as soon as practicable after the Participant’s death, all remaining amounts credited to the Participant’s Accounts shall be paid in a single lump sum payment to the Participant’s named Beneficiary (or Beneficiaries). In the absence of any Beneficiary designation, payment shall be made to the personal representative, executor or administrator of the Participant’s estate. Beneficiary designations may be changed by a Participant at any time without the consent of the Participant’s Spouse or any prior Beneficiary.

(ii)

If a Participant dies after having commenced to receive installment payments pursuant to a scheduled distribution election, the Participant’s Beneficiary shall receive the remaining installment payments as said payments become due under the scheduled distribution option elected by the Participant.

(c)

Timing of Distributions – Participant’s Disability. Notwithstanding anything in the Plan to the contrary, if a Participant becomes Disabled, any deferred amounts that are not vested and have not previously been forfeited shall become 100% vested. Notwithstanding anything in a Participant’s Deferral Election to the contrary with respect to payment commencement, as soon as practicable after the Participant becomes Disabled, all remaining amounts credited to the Participant’s Accounts shall be paid or commence to be paid to the Participant in the form of distribution elected by the Participant in the Participant’s Deferral Election. Such distribution shall be made only if the Committee, taking into account the type of factors taken into account in the event of a hardship under Section 5.1(e), in its sole discretion, approves such request

(d)

Scheduled Distribution. As a part of the Participant’s Deferral Election with respect to scheduled distributions, a Participant may elect to receive a lump sum distribution or annual installments (over 2, 3, 4 or 5 years, as elected by the Participant) equal to all or any part of the vested balance of the Participant’s Accounts to be paid (or commence to be paid) at a scheduled distribution date, subject to the timing requirements in Section 5.1(a) and the limitations of Section 3.7. For these purposes, the amount of each installment payment shall be determined by multiplying the value of the Participant’s remaining vested Accounts subject to the scheduled distribution election by a fraction, the numerator of which is one (1) and the denominator of which is the number of calendar years remaining in the installment period. These scheduled distributions are generally available only for distributions that are scheduled to commence to be paid while a Participant is employed by the Company. If a Participant incurs a

Separation from Service before commencing receipt of scheduled distributions, the timing requirements of Section 5.1(a) shall apply (which requirements provide for payment upon Separation from Service, unless the Participant has attained retirement age, in which case a later distribution date may apply). If a Participant Separates from Service while receiving scheduled installment payments, such installment payments shall continue to be paid in the same form of distribution, subject to the Participant’s right to accelerate the remaining payments in accordance with Section 5.1(e).

(e)

Hardship Distribution. At any time prior to the time an amount is otherwise payable hereunder, an active Participant may request a distribution of all or a portion of any vested amounts credited to the Participant’s Accounts on account of the Participant’s financial hardship, subject to the following requirements:

(i)

Such distribution shall be made, in the sole discretion of the Committee, if the Participant has incurred an unforeseeable emergency. The Committee shall consider any requests for payment under this Section 5.1(e) in accordance with the standards of interpretation described in Code Section 409A and the regulations and other guidance thereunder.

(ii)

For purposes of this Plan, an “unforeseeable emergency” shall be limited to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, the Participant’s Beneficiary, or of a Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); the need to pay for the funeral expenses of the Participant’s Spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances of each case and be based on the information supplied by the Participant, in writing, pursuant to the procedure prescribed by the Committee. In addition to the foregoing, distributions under this subsection shall not be allowed for purposes of sending a child to college or the Participant’s desire to purchase a home or other residence. In all events, distributions made on account of an unforeseeable emergency are limited to the extent reasonably needed to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

(iii)	Notwithstanding the foregoing, distribution on account of an unforeseeable emergency under this subsection may not be made to the extent that such emergency is or may be relieved:

(A)	through reimbursement or compensation by insurance or otherwise,

(B)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(C)	by cessation of deferrals under the Plan.

(iv)	All distributions under this subsection shall be made in cash as soon as practicable after the Committee has approved the distribution and that the requirements of this subsection have been met.

(v)	The minimum permitted hardship distribution shall be $3,000.

Section 5.2 Form of Distribution.

(a)

General. Except as otherwise provided in this Article VI, all amounts payable from a Participant’s Accounts shall be paid in one of the forms of distribution described in this Section 5.2, as elected by the Participant in a Deferral Election or as modified by the Participant in accordance with Section 5.2(d) below. Notwithstanding the foregoing, a Participant who is eligible to receive Company Non-Elective Credits hereunder shall receive such amounts in the form of a single lump sum distribution in cash; no other forms of distribution are available for receiving such amounts. Any Participant who fails to elect a form of distribution with respect to any deferral amount (or any compensation type) shall be deemed to have elected to receive such amounts in the form of a single lump sum distribution in cash.

(b)

Lump Sum Distribution. A Participant may elect, in accordance with such procedures established by the Committee, to have any vested deferral amounts credited to his Accounts paid in the form of a single lump sum distribution at the time otherwise required or permitted under the Plan.

(c)

Annual Installment Distributions. A Participant may elect, in accordance with such procedures established by the Committee, to have any vested deferral amounts credited to his Accounts paid at the time otherwise required or permitted in the form of annual installments over a 5 or 10-year period commencing at the time otherwise required or permitted under the Plan and paid annually thereafter for the remainder of the installment period. For these purposes, the amount of each installment payment shall be determined by multiplying the value of the Participant’s remaining vested Accounts by a fraction, the numerator of which is one (1) and the denominator of which is the number of calendar years remaining in the installment period.

(d)

Change in Form. In any case where a Participant wishes to change a form of distribution from what was previously in effect with respect to any deferred amounts credited to a Participant’s Accounts, in addition to the limitations under Section 3.7, the following requirements must be met:

(i)

The election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period;

(ii)

Except for payments made on account of a Participant’s death or financial hardship under Section 5.1(e), the payment with respect to which such election is made (or the first payment, in the case of installment payments) shall be deferred for a period of not less than five years from the date such payment would otherwise have been made;

(iii)

Any election related to payments that would otherwise have commenced as of a specified time, as opposed to the Participant’s Separation from Service, may not be made less than twelve months prior to the date on which such payments would otherwise have commenced; and

(iv)

The election will not take effect if the payment (or the first payment, in the case of installment payments) would be scheduled to commence after the later of the date the Participant reaches age 70 or the date the Participant retires from active employment.

ARTICLE VI

General Provisions

Section 6.1 Unsecured Promise to Pay.

(a)

The Company shall make no provision for the funding of any amounts payable hereunder that (i) would cause the Plan to be a funded plan for purposes of Section 404(a)(5) of the Code, or Title I of ERISA, or (ii) would cause the Plan to be other than an “unfunded and unsecured promise to pay money or other property in the future” under Treasury Regulations § 1.83-3(e); and the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence, the Company, in its sole discretion, may establish one or more grantor trusts described in Treasury

Regulations § 1.677(a)-1(d) to accumulate funds to pay amounts under this Plan, provided that the assets of such trust(s) shall be required to be used to satisfy the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.

Section 6.2 Plan Unfunded.

(a)

In the event that the Company (or one of its subsidiaries) shall decide to establish an advance accrual reserve on its books against the future expense of payments hereunder, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company (or such subsidiary), subject to claims of the Company’s (or such subsidiary’s) creditors. A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company (or the Participant’s employer subsidiary) with respect to such amount. Furthermore, a person entitled to a payment or distribution with respect to any amounts credited to Participant Accounts shall have a claim upon the Company (or the Participant’s employer subsidiary) only to the extent of the vested balance(s) credited to such Accounts.

Section 6.3 Designation of Beneficiary.

(a)

The Participant’s Beneficiary under this Plan with respect to amounts credited to the Participant’s Accounts hereunder shall be the person designated to receive benefits on account of the Participant’s death on a form provided by the Committee.

Section 6.4 Expenses.

(a)	All commissions, fees and expenses that may be incurred in operating the Plan and any related trust(s) established in accordance with the Plan will be paid by the Company.

Section 6.5 Non-Assignability.

(a)

Participants, their legal representatives and their Beneficiaries shall have no right to anticipate, alienate, sell, assign, transfer, pledge or encumber their interests in the Plan, nor shall such interests be subject to attachment, garnishment, levy or execution by or on behalf of creditors of the Participants or of their Beneficiaries.

Section 6.6 Employment/Participation Rights.

(a)

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

(b)

Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.

(c)	No employee shall have a right to be selected as a Participant, or, having been so selected, to be continued as a Participant.

(d)

Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit-sharing, deferred compensation or other benefit plan or program of the Company.

Section 6.7 Severability.

(a)

If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

Section 6.8 No Individual Liability.

(a)

It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Company (or any affiliate) or any representative appointed hereunder by the Company (or any affiliate), under or by reason of any of the terms or conditions of the Plan.

Section 6.9 Tax and Other Withholding.

(a)

The Company shall have the right to deduct from any payment made under the Plan any amount required by federal, state, local, or foreign law to be withheld with respect to such payment. The Company shall also have the right to withhold from other current salary or wages any amount required by federal, state, local, or foreign law to be withheld with respect to compensation deferred under the Plan at any time prior to payment of such deferred compensation, or if such other current salary or wages are insufficient to satisfy such withholding requirement, to require the Participant to pay the Company such amount required to be withheld to the extent such requirement cannot be satisfied through withholding on other current salary or wages. Additionally, should deferrals under this Plan cause there to be insufficient current salary or wages for purposes of withholding taxes or other amounts required by federal, state, local, or foreign law to be withheld from current salary or wages, the Company shall require the Participant to pay the Company such amount required to be withheld to the extent such requirement cannot be satisfied through withholding on other current salary or wages.

Section 6.10 Applicable Law.

(a)	This Plan shall be governed by and construed in accordance with the laws of the State of New Jersey except to the extent governed by applicable federal law.

Section 6.11 Incompetency.

(a)

Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. If the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his or her affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the Spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment. If a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this Section shall be a complete discharge of liability therefor under the Plan.

Section 6.12 Notice of Address.

(a)

Any payment made to a Participant or a designated Beneficiary at the last known post office address of the distributee on file with the Committee, shall constitute a complete acquittance and discharge of any obligations of the Company under this Plan, unless the Committee shall have received prior written notice of any change in the condition or status of the distributee. Neither the Committee, the Company nor any director, officer, or employee of the Company shall have any duty or obligation to search for or ascertain the whereabouts of a Participant or a designated Beneficiary.

ARTICLE VII

Administration

Section 7.1 Committee.

(a)

The Plan shall be administered by the Committee. The Committee shall have the exclusive right to interpret the Plan (including questions of construction and interpretation) and the decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan. The Committee may delegate to such officers, employees or departments of the Company, or to service-providers or other persons, such authority, duties, and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.

Section 7.2 Claims Procedure.

(a)	Filing of Claim. Any Participant or beneficiary under the Plan may file a written claim for a Plan benefit with the Committee or with a person named by the Committee to receive claims under the Plan.

(b)

Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or beneficiary under the Plan (“claimant”), the claimant shall be given a written notification, including electronic communication, containing specific reasons for the denial or limitation of the benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to appeal the denial or limitation of benefit and submit a claim for review. This written notification shall be given to a claimant within ninety (90) days after receipt of the claim by the Committee, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (prior to the expiration of the initial ninety (90)-day period) for an additional ninety (90) days, but in no event shall the decision be rendered more than one hundred eighty (180) days after the receipt of such request for review, and such notice shall indicate the special circumstances which make the postponement appropriate.

(c)

Right of Review. In the event of a denial or limitation of the claimant’s benefit, the claimant or the claimant’s duly authorized representative shall be permitted to review pertinent documents free of charge upon request and to submit to the Committee issues and comments in writing. In addition, the claimant or the claimant’s duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Committee; provided, however, that such written request must be received by the Committee within sixty (60) days after receipt by the claimant of written notification of the denial or limitation of the claim.

(d)

Decision of Review. A decision shall be rendered by the Committee within sixty (60) days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (prior to the expiration of the initial sixty (60)-day period) for an additional sixty (60) days, but in no event shall the decision be rendered more than one hundred twenty (120) days after the receipt of such request for review, and such notice shall indicate the special circumstances which make the postponement appropriate. Any decision by the Committee shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision, the specific plan provisions on which the decision is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relating to his or her claim for benefits, and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

Section 7.3 Plan to Comply With Code Section 409A.

(a)

Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

ARTICLE VIII

Amendment, Termination and Effective Date

Section 8.1 Amendment of the Plan.

(a)

Subject to Section 8.3, the Plan may be wholly or partially amended or otherwise modified at any time by written action of the Board of Directors. Notwithstanding the foregoing, the Board of Directors hereby grants to the Committee the authority to approve and adopt amendments to the Plan, provided that such amendments will not materially increase the Company’s costs related to providing benefits under the Plan or materially affect the benefits of participants in the Plan.

Section 8.2 Termination of the Plan.

(a)	Subject to the provisions of Section 8.3, the Plan may be terminated at any time by written action of the Board of Directors.

Section 8.3 No Impairment of Benefits.

(a)	Notwithstanding the provisions of Sections 8.1 and 8.2, no amendment to or termination of the Plan shall reduce the amount credited to any Participant’s Accounts hereunder.

Section 8.4 Effective Date.

(a)	The Plan is effective as of [____], 2022.

*        *        *

Embecta hereby adopts this Embecta Deferred Compensation Plan, effective as of [____], 2022.

IN WITNESS WHEREOF, this Plan has been executed this [__] day of [____], 2022.

[____]
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